Filed Pursuant to Rule 424(b)(3)
Registration No. 333-181455
Registration No. 333-181455-01

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 16, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated May 16, 2012)

$

Rowan Companies, Inc.

(a corporation incorporated under the laws of Delaware)

    % Senior Notes due 2022

Fully and Unconditionally Guaranteed by

Rowan Companies plc

(a public limited company incorporated under the laws of England and Wales)

Rowan Companies, Inc., or Rowan Delaware, is offering $         million of our     % senior notes due 2022. Rowan Delaware will pay interest on the notes on                     and                     of each year, beginning on                     , 2012. The notes will mature on                      , 2022. The notes will be fully and unconditionally guaranteed by our parent company, Rowan Companies plc, or Rowan UK.

Rowan Delaware may redeem some of the notes from time to time or all of the notes at any time at the redemption prices set forth in this prospectus supplement.

The notes will be unsecured senior obligations of Rowan Delaware and will rank equal in right to all its existing and future unsecured senior indebtedness. The guarantee of the notes by Rowan UK will be a senior obligation of Rowan UK and will rank equal in right to all the existing and future unsecured senior indebtedness of Rowan UK.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Currently, there is no public market for the notes.

See “Risk Factors” beginning on page S-10 to read about important factors you should consider before buying the notes.

	Per Note		Total
Price to the public(1)		%	$
Underwriting discount		%	$
Proceeds to us (before expenses)(1)		%	$

(1)	Plus accrued interest, if any, from , 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form on or about                     , 2012 through The Depository Trust Company.

Joint Book-Running Managers

Citigroup	RBC Capital Markets	Wells Fargo Securities

Co-Managers

Barclays	BofA Merrill Lynch	DnB NOR Markets
Goldman, Sachs & Co.	Mitsubishi UFJ Securities	Morgan Stanley

                    , 2012

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are accurate only as of the respective dates on the front of those documents or earlier dates specified herein or therein. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a universal shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC. Under the shelf registration process, we may sell any combination of Class A Ordinary Shares, ordinary shares, preference shares, senior debt securities, subordinated debt securities, guarantees, share purchase contracts, warrants and/or units in one or more offerings from time to time. In the accompanying prospectus, we provide you a general description of the securities we may offer from time to time under our shelf registration statement. This prospectus supplement describes the specific details regarding this offering, including the price, the aggregate principal amount of debt being offered and the risks of investing in our securities. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, the notes being offered and other information you should know before investing.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement to “Rowan Companies,” “Rowan,” “we,” “us” and “our” mean Rowan Companies plc, a public limited company incorporated under the laws of England and Wales, and its wholly owned subsidiaries. “Rowan UK” refers to Rowan Companies plc, and not to any of its subsidiaries or affiliates. “Rowan Delaware” refers to Rowan Companies, Inc., a Delaware corporation and a subsidiary of Rowan UK, and not to any of other subsidiaries or affiliates of Rowan UK.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (other than information furnished rather than filed):

•

our annual report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 28, 2012 and as amended by the Form 10-K/A filed on April 30, 2012, except for Item 8 therein to the extent superseded by the Current Report on Form 8-K filed on May 16, 2012;

•

our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, as filed with the SEC on May 2, 2012, except for Item 1 therein to the extent superseded by the Current Report on Form 8-K filed on May 16, 2012;

•	the description of the Class A Ordinary Shares contained in our Current Report on Form 8-K, as filed with the SEC on May 4, 2012; and

•

our current reports on Form 8-K, as filed with the SEC on February 3, 2012, February 28, 2012, March 15, 2012, March 27, 2012 (as amended by Form 8-K/A filed on March 27, 2012), April 12, 2012, April 16, 2012, April 27, 2012, April 30, 2012, May 4, 2012 and May 16, 2012.

FORWARD-LOOKING STATEMENTS

This prospectus supplement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and the Private Securities Litigation Reform Act of 1995 about us that are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus supplement are forward-looking statements. Forward-looking statements may be found under “Prospectus Supplement Summary,” “Risk Factors” and elsewhere in this prospectus supplement regarding our financial position, business strategy, possible or assumed future results of operations, and other plans and objectives for our future operations.

S-ii

Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements regarding expected financial performance; expected utilization, day rates, revenues, operating expenses, contract terms, contract backlog, capital expenditures, insurance coverages, financing and funding sources; the timing of availability, delivery, mobilization, contract commencement or relocation or other movement of rigs; future rig construction (including construction in progress and completion thereof), enhancement, upgrade or repair and costs and timing thereof; the suitability of rigs for future contracts; general market, business and industry conditions, trends and outlook; future operations; the impact of the Macondo well incident and increased regulatory oversight; expected contributions from our rig fleet expansion program and our entry into the deepwater market; expense management; and the likely outcome of legal proceedings or insurance or other claims and the timing thereof.

Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including:

•

drilling permit and operations delays, moratoria or suspensions, new and future regulatory, legislative or permitting requirements (including requirements related to certification and testing of blow-out preventers and other equipment or otherwise impacting operations), future lease sales, changes in laws, rules and regulations that have or may impose increased financial responsibility, additional oil spill abatement contingency plan capability requirements and other governmental actions that may result in claims of force majeure or otherwise adversely affect our existing drilling contracts;

•	governmental regulatory, legislative and permitting requirements affecting drilling operations in the areas in which our rigs operate;

•	changes in worldwide rig supply and demand, competition or technology, including as a result of delivery of newbuild drilling rigs;

•

future levels of drilling activity and expenditures, whether as a result of global capital markets and liquidity, prices of oil and natural gas or otherwise, which may cause us to idle or stack additional rigs;

•

downtime and other risks associated with rig operations, operating hazards, or rig relocations, including rig or equipment failure, damage and other unplanned repairs, the limited availability of transport vessels, hazards, self-imposed drilling limitations and other delays due to weather conditions and the limited availability or high cost of insurance coverage for certain offshore perils or associated removal of wreckage or debris;

•	possible cancellation or suspension of drilling contracts as a result of mechanical difficulties, performance or other reasons;

•

risks inherent to shipyard rig construction, repair or enhancement, unexpected delays in equipment delivery and engineering or design issues following shipyard delivery, or changes in the dates our rigs will enter a shipyard, be delivered, return to service or enter service;

•	actual contract commencement dates;

•

operating hazards, including environmental or other liabilities, risks, expenses or losses, whether related to storm or hurricane damage, losses or liabilities (including wreckage or debris removal) or otherwise;

•	our ability to attract and retain skilled personnel on commercially reasonable terms, whether due to competition from other contract drillers, labor regulations or otherwise;

•

governmental action and political and economic uncertainties, including uncertainty or instability resulting from civil unrest, political demonstrations, mass strikes, or an escalation or additional outbreak of armed hostilities or other crises in oil or natural gas producing areas of the Middle East or other geographic areas, which may result in expropriation, nationalization, confiscation or deprivation of our assets or result in claims by our customers of a force majeure situation;

S-iii

•	terrorism, piracy or military action impacting our operations, assets or financial performance;

•

the outcome of legal proceedings, or other claims or contract disputes, including any inability to collect receivables or resolve significant contractual or day rate disputes, any purported renegotiation, nullification, cancellation or breach of contracts with customers or other parties and any failure to negotiate or complete definitive contracts following announcements of receipt of letters of intent;

•	potential long-lived asset impairments; and

•	costs and uncertainties associated with the redomestication, or changes in foreign or domestic laws that could effectively reduce or eliminate the anticipated benefits of the transaction.

All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by such factors. For additional information with respect to these factors, see “Incorporation by Reference.”

NON-GAAP FINANCIAL MEASURES

The SEC has adopted rules to regulate the use of “non-GAAP financial measures,” such as EBITDA, that are derived on the basis of methodologies other than in accordance with generally accepted accounting principles, or GAAP. EBITDA is a non-GAAP financial measure that complies with the applicable safe harbor provisions of the Exchange Act regulations when it is defined as net income from continuing operations (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. We define EBITDA in this prospectus supplement accordingly.

We present EBITDA because we believe that our investors consider it to be an important supplemental measure of our performance and believe it is frequently used by securities analysts and other interested parties in the evaluation of companies in our industry. We believe EBITDA is an appropriate supplemental measure of debt service capacity, because cash expenditures on interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; depreciation and amortization are non-cash charges.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example, this measure:

•	does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

•	does not reflect the effect of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry and in other industries may calculate EBITDA differently from the way that we do, limiting its usefulness as a comparative measure. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally.

S-iv

INDUSTRY AND MARKET DATA

We have obtained some industry and market share data from third-party sources that we believe are reliable. In many cases, however, we have made statements in this prospectus supplement (or in documents incorporated by reference in this prospectus supplement) regarding our industry and our position in the industry based on estimates made based on our experience in the industry and our own investigation of market conditions. We believe these estimates to be accurate as of the date of this prospectus supplement. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that the industry and market data included or incorporated by reference in this prospectus supplement, and estimates and beliefs based on that data, may not be reliable. We cannot, and the underwriters cannot, guarantee the accuracy or completeness of any such information.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus to help you understand our business and an investment in the notes offered hereby. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein for a more complete understanding of this offering. For more information about important risks that you should consider before making a decision to purchase notes in this offering, you should read the “Risk Factors” beginning on page S-10 of this prospectus supplement, as well as the “Risk Factors” appearing in our annual report on Form 10-K for the year ended December 31, 2011, as amended, and our quarterly report on Form 10-Q for the three months ended March 31, 2012.

Rowan Companies plc

We are a successor to a contract drilling business conducted since 1923. On May 4, 2012, we completed a change in our legal domicile from Delaware to the United Kingdom, where we already have substantial and growing operations. Our former Delaware parent company, Rowan Companies, Inc., which we refer to as “Rowan Delaware,” entered into a merger transaction, which we refer to as the “merger,” with Rowan Mergeco, LLC, a newly formed Delaware limited liability company and its wholly owned subsidiary, which was approved by Rowan Delaware’s stockholders and whereby Rowan Delaware became an indirect, wholly owned subsidiary of Rowan UK. As a result of the merger, Rowan UK became the parent company of the Rowan group of companies.

We are a leading international provider of contract drilling services with a focus on high-specification and premium jack-up rigs, which we use for both exploratory and development drilling. Depending on the particular rig and location, we are capable of drilling to depths of up to 35,000 feet in water up to 550 feet deep. As of April 25, 2012, our offshore fleet includes 31 self-elevating mobile jack-up rigs, with eleven rigs located in the Middle East, nine in the U.S. Gulf of Mexico, or GOM, six in the North Sea, two in Trinidad, one each in Malaysia and Vietnam and another en route to Malaysia. In addition, we have three ultra-deepwater drillships under construction with deliveries expected in late 2013, mid 2014 and late 2014, respectively. The drillships will be capable of drilling wells to depths of 40,000 feet in waters of up to 12,000 feet.

For the three months ended March 31, 2012, we had total revenues of $333.5 million, net income of $49.5 million and EBITDA of $125.1 million. Please see “Summary Consolidated Historical Financial Data” for a reconciliation of EBITDA to its most directly comparable GAAP financial measure.

The following table summarizes our offshore jack-up rig assets as of April 25, 2012:

	High-Specification Jack-Ups(1)	Premium Jack-Ups(2)	Conventional Jack-Ups	Total	Percentage of Fleet(3)
Middle East	5	6	—	11	35
GOM	5	1	3	9	29
North Sea	6	—	—	6	19
Trinidad	1	1	—	2	6
Malaysia	1	1	—	2	6
Vietnam	1	—	—	1	3

Total	19	9	3	31	100%
Percentage of Fleet	61%	29%	10%	100%

(1)	Rigs that have at least two million pounds of hook load capability.
(2)	Cantilever jack-up rigs that have the ability to operate in water depths greater than 300 feet.
(3)	Percentages do not total 100% due to rounding.

Competitive Strengths

High-Specification Jack-up Fleet Allows for Premium Day Rates and Utilization. We believe our offshore fleet of 31 jack-up rigs, including 19 high-specification rigs, is one of the youngest and most capable jack-up rig fleets in our industry. These rigs typically command higher day rates and maintain higher utilization rates compared to other lower specification jack-up rigs. Each of our 19 high-specification jack-up rigs has two million pounds or greater hook load capability, which allows us to drill deeper and more difficult wells than conventional jack-up rigs. Currently, our high-specification rigs constitute approximately 50% of the total world-wide number of 38 rigs with similar capabilities. We also have nine premium cantilever rigs that can operate in at least 300 feet of water in benign environments.

New Ultra-Deepwater Drillships Offer Growth and Diversification of Operating Cash Flows. We have three ultra-deepwater drillships under construction that we believe, upon their delivery in late 2013 and 2014, will be among the most highly capable floating rigs in the world. We believe our long standing reputation for operational excellence with jack-ups will transfer seamlessly to our drillship operations, and we have assembled a core team of highly experienced and respected deepwater professionals to manage that business. We are optimistic about the long-term prospects of the ultra-deepwater market, and highly confident in our ability to obtain contracts for our drillships prior to delivery. Importantly, the ultra-deepwater market often provides higher revenues and longer-term contractual commitments than the jack-up market, which we believe will offer greater and more stable operating cash flows.

Geographic Diversity. We are a global company with offshore operations in the Middle East, GOM, North Sea, Trinidad, Vietnam and Malaysia. Approximately 71% of our offshore fleet is in markets outside the United States. We believe our geographic diversity helps reduce our exposure to regional downturns, enabling us to take advantage of changing market conditions, and provides access to new and emerging markets.

Robust Contract Backlog. As of May 2, 2012, our contract backlog was approximately $3.5 billion, with $910 million estimated to be realized in the remainder of 2012, and $1.1 billion in 2013.

Conservative Financial Profile. We operate with relatively conservative levels of leverage and strong capitalization ratios. As of March 31, 2012, our ratio of total debt to total capitalization was 20%, and our total debt to EBITDA ratio was 2.9x for the twelve-month period ended on that date. In line with our financial strategy of funding capital expenditures predominantly from operating cash flow, we believe cash flow from our contract backlog will allow us to substantially fund the remaining costs of our three ultra deepwater drillships under construction.

Experienced Management Team. We are led by a management team with substantial experience in the offshore drilling sector as well as with our company. Matt Ralls, our President and Chief Executive Officer, spent ten years with GlobalSantaFe most recently as Chief Operating Officer until the merger of GlobalSantaFe and Transocean in November 2007. The top five members of our senior management team have on average approximately 15 years of experience with Rowan.

Business Strategy

International Diversification. We are committed to offering the highest jack-up rig drilling capabilities in the toughest operating environments throughout the world. Over the last several years, we have expanded our rig operations from primarily the Americas and the North Sea to include the Middle East, Trinidad, Vietnam and Malaysia. We will continue to evaluate opportunities to redeploy offshore rigs to regions around the world with strong demand for our drilling services.

Position Ourselves as the Contractor of Choice for High-Specification Jack-ups and Ultra-Deepwater Drillships. With a focus on high-specification and premium jack-up rigs, we offer our customers the ability to drill deep, difficult wells that are beyond the capabilities of conventional jack-up rigs. We believe we will continue to enjoy strong demand for our high-specification equipment in jack-up markets where difficult drilling conditions prevail. Though our competitors have new rigs under construction, we expect to maintain our leadership in the high-specification jack-up market.

In addition, our delivery of three ultra-deepwater drillships will provide access to significant customers and markets not otherwise available to us. We believe our drillships offer among the highest capabilities and, given our proven operating reputation throughout the world, will find strong acceptance among oil and gas operators.

Focus on Financially Strong Customers With Stable Drilling Needs. As of April 25, 2012, approximately 85% of our offshore drilling backlog was contracted with national oil companies, major international oil companies and large investment-grade exploration and production companies. We believe these customers tend to have a longer-term view on their drilling plans and capital budgets, and are therefore less likely to react to short-term fluctuations in the price of crude oil and natural gas.

Strong Emphasis on Safety and Environmental Compliance. We are committed to keeping our employees safe and protecting the environment. As national oil companies and major international oil companies increasingly scrutinize the safety and environmental compliance records of their vendors, we believe our focus and commitment to excellence in these areas will continue to attract and retain customers.

Our principal executive offices are located at 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, and our telephone number is (713) 621-7800.

Recent Developments

Redomestication. On May 4, 2012, Rowan UK became the successor to Rowan Delaware following the completion of the merger between Rowan Delaware and one of its subsidiaries pursuant to an agreement and plan of merger and reorganization that was previously approved by our stockholders. As a result of the merger, Rowan UK became the parent company of the Rowan group of companies and our place of incorporation was effectively changed from Delaware to the United Kingdom. We refer to the transactions effecting these changes collectively as the “Redomestication.”

Credit Agreement Amendment. On May 4, 2012, in connection with the Redomestication, Rowan UK became a co-borrower with Rowan Delaware under the Credit Agreement dated September 16, 2010, among the co-borrowers and Wells Fargo Bank, National Association, as Swingline Lender, Issuing Lender, a Lender and Administrative Agent, and certain other lenders. On May 4, 2012, Rowan UK also entered into a Parent Guaranty in favor of Wells Fargo Bank, National Association, as Administrative Agent, for the benefit of the lenders to the Credit Agreement. Consequently, Rowan UK is a borrower under the Credit Agreement and fully and unconditionally guarantees the obligations of Rowan Delaware under the Credit Agreement.

Repayment of the MarAd Notes. In February 2012, we requested the consent of the U.S. Department of Transportation Maritime Administration (“MarAd”) with respect to the Redomestication. MarAd had previously guaranteed certain of our notes under the Title XI Federal Ship Financing Program, of which the principal amount outstanding was $226.1 million at March 31, 2012. In April 2012, MarAd denied our request for the continuation of the U.S. Government’s loan guarantees after closing of the Redomestication. As a result, we have reclassified all principal amounts due under the MarAd notes to current liabilities as of March 31, 2012. We repaid in full the 2.80% Title XI note on April 20, 2012 and the 4.33% Title XI note and the 3.525% Title XI note on May 1, 2012. We will repay the 3.158% Title XI note in July 2012. Total cash outlay for the retirement of all the MarAd notes is estimated to be $250.5 million, including principal, make-whole premiums and accrued interest.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of Notes.” For purposes of this section of the summary and the description of notes included in this prospectus supplement, references to “Rowan Companies,” “Rowan,” “issuer,” “us,” “we” and “our” refer only to Rowan Companies, Inc. and do not include its subsidiaries or affiliates (including Rowan UK).

Issuer	Rowan Companies, Inc.

Securities	$ aggregate principal amount of % senior notes due 2022.

Maturity date	, 2022.

Interest payment dates	and of each year, beginning on , 2012. Interest will accrue from , 2012.

Mandatory redemption	We will not be required to make mandatory redemption or sinking fund payments on the notes.

Optional redemption	At any time prior to , 2022, we may redeem any or all of the notes for an amount equal to 100% of the principal amount of the notes redeemed plus a make-whole premium, if any, plus accrued and unpaid interest to, but excluding, the redemption date. At any time on and after , 2022, we may redeem any or all of the notes for an amount equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of Notes — Optional Redemption.”

Parent guarantee	The notes will be fully and unconditionally guaranteed on a senior unsecured basis by Rowan UK.

Ranking	The notes will be general unsecured, senior obligations of Rowan Delaware. Accordingly, they will rank:

•	senior in right of payment to all of the subordinated indebtedness of Rowan Delaware, if any;

•

pari passu in right of payment with any of Rowan Delaware’s existing and future senior indebtedness, including Rowan Delaware’s 5% Senior Notes due 2017 and 7.875% Senior Notes due 2019 and any indebtedness of Rowan Delaware under the senior revolving credit facility;

•

effectively junior to Rowan Delaware’s existing and future secured indebtedness (including letter of credit reimbursement obligations under our credit facility, which are secured by cash deposits), to the extent of the value of its assets constituting collateral securing that indebtedness; and

•

effectively junior to all existing and future indebtedness and other liabilities, including trade payables, of Rowan Delaware’s subsidiaries (other than indebtedness and liabilities owed to Rowan Delaware).

As of March 31, 2012, Rowan Delaware had total indebtedness of approximately $1.09 billion (approximately $195.2 million of which was secured and consequently would be effectively senior to the notes, to the extent of the value of the collateral securing such indebtedness), and its subsidiaries had total indebtedness of approximately $30.9 million, which would be structurally senior to the notes and to Rowan UK’s guarantee of the notes. As of May 1, 2012, approximately $96.4 million of the secured debt of Rowan Delaware and all of the debt of its subsidiaries had been repaid.

Rowan UK’s guarantee will be a general unsecured obligation of Rowan UK and will rank:

•	senior in right of payment to all existing and future subordinated indebtedness of Rowan UK;

•

pari passu in right of payment with any of Rowan UK’s existing and future senior indebtedness, including its indebtedness under our senior revolving credit facility, and Rowan UK’s guarantee of Rowan Delaware’s 5% Senior Notes due 2017 and 7.875% Senior Notes due 2019;

•

effectively junior to Rowan UK’s existing and future secured indebtedness (including letter of credit reimbursement obligations under our credit facility, which are secured by cash deposits), to the extent of the value of the assets of Rowan UK constituting collateral securing that indebtedness; and

•	effectively junior to all existing and future indebtedness and other liabilities, including trade payables, of Rowan UK’s subsidiaries (other than indebtedness and liabilities owed to Rowan UK).

As of March 31, 2012, Rowan UK had no indebtedness, and its subsidiaries had total indebtedness of approximately $1.12 billion, which would be structurally senior to its guarantee of the notes. However, substantially all of such indebtedness of Rowan UK’s subsidiaries is indebtedness of Rowan Delaware, which will be the issuer of the notes. As of May 1, 2012, Rowan UK had no indebtedness, and approximately $96.4 million of the secured debt of Rowan Delaware and all of the debt of Rowan Delaware’s subsidiaries had been repaid.

Covenants	The indenture governing the notes contains covenants that, among other things, limit Rowan Delaware’s ability and the ability of its subsidiaries to:

•	create liens that secure debt;

•	engage in sale and leaseback transactions; and

•	merge or consolidate with another company.

These covenants are subject to a number of important limitations and exceptions that are described later in this prospectus supplement under the caption “Description of Notes — Additional Covenants.”

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $ million, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds of this offering to replenish cash recently applied to repay certain of our secured notes guaranteed by MarAd, and for general corporate purposes, including the repayment in full of our remaining secured note, which is also guaranteed by MarAd. See “Use of Proceeds.”

Form	The notes will be represented by registered global securities registered in the name of Cede & Co., the nominee of the depositary, The Depository Trust Company, or DTC. Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants.

Trustee	U.S. Bank National Association.

Governing law	The notes and the indenture will be governed by New York law.

Risk factors	See “Risk Factors” for a discussion of the risk factors you should carefully consider before deciding to invest in the notes.

Summary Consolidated Historical Financial Data

The following tables set forth summary consolidated historical financial and statistical data for the years ended December 31, 2009, 2010 and 2011, and for the three months ended March 31, 2011 and 2012. The summary consolidated historical financial and statistical data presented below is derived from (i) the audited financial statements and related notes included in our Current Report on Form 8-K dated May 16, 2012, and (ii) the unaudited financial statements and related notes included in our Current Report on Form 8-K dated May 16, 2012 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2011. Our Current Reports on Form 8-K dated May 16, 2012 are incorporated by reference herein.

You should read this financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in our Annual Report on Form 10-K for the year ended December 31, 2011, as amended, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, as well as our historical financial statements and notes thereto which are incorporated by reference into this prospectus supplement. Historical results are not necessarily indicative of results that may be expected for any future period. All dollar values in the following tables are in thousands.

	Year Ended December 31,			Three Months Ended March 31,
Income statement data:	2009	2010	2011	2011	2012
				(Unaudited)
Revenues	$1,043,003	$1,017,705	$939,229	$205,966	$333,477

Costs and expenses
Direct operating costs	404,313	416,832	508,066	111,274	182,139
Depreciation and amortization	123,940	138,301	183,903	38,154	58,966
Selling, general and administrative	65,953	78,658	88,278	20,814	23,056
(Gain) loss on disposals of property and equipment	(5,543)	402	(1,577)	(31)	(56)
Material charges and other operating expenses	—	5,250	10,976	—	4,571

	588,663	639,443	789,646	170,211	268,676

Income from operations	454,340	378,262	149,583	35,755	64,801
Other income (expense)
Interest expense, net of interest capitalized	(8,028)	(24,879)	(20,071)	(5,319)	(11,257)
Interest income	1,194	1,289	730	29	114
Gain on debt extinguishment	—	5,324	—	—	—
Other, net	12	(461)	(162)	(1,084)	1,337

Other income (expense), net	(6,822)	(18,727)	(19,503)	(6,374)	(9,806)

Income before income taxes	447,518	359,535	130,080	29,381	54,995
Provision (benefit) for income taxes	119,186	91,934	(5,659)	2,586	(504)

Net income from continuing operations	328,332	267,601	135,739	26,795	55,499
Discontinued operations	39,172	12,394	601,102	5,277	(5,982)

Net income	$367,504	$279,995	$736,841	$32,072	$49,517

	December 31,			March 31,
Balance sheet data:	2009	2010	2011	2011	2012
				(Unaudited)
Cash and cash equivalents	$639,681	$437,479	$438,853	$438,853	$342,514
Total assets	5,210,694	6,217,457	6,597,845	6,597,845	6,601,286
Total liabilities	2,100,324	2,465,147	2,271,858	2,460,803	2,219,759
Total equity	3,110,370	3,752,310	4,325,987	3,797,190	4,381,527
Total debt	852,412	1,185,911	1,134,358	1,173,734	1,122,198

	Year Ended December 31,			Three Months Ended March 31,
Other financial data and key credit statistics:	2009	2010	2011	2011	2012
				(Unaudited)
Net cash provided by operating activities	$544,094	$508,162	$94,679	$113,870	$63,281
Net cash provided by (used in) investing activities	(557,791)	(520,239)	58,805	(358,011)	(147,798)
Net cash provided by (used in) financing activities	430,950	(190,125)	(152,110)	(3,684)	(11,822)
EBITDA(1)	578,292	521,426	333,324	72,825	125,104
Ratio of total debt to EBITDA	1.47	2.27	3.40	2.76	2.91
Ratio of EBITDA to total interest	84.62	22.10	17.23	18.23	15.31
Ratio of earnings to fixed charges(2)	14.4	5.8	2.0	1.9	3.6

(1)	“EBITDA” is a non-GAAP financial measure that we define as net income from continuing operations before interest, taxes, depreciation and amortization. As used and defined by us, EBITDA may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, our management believes EBITDA is useful to an investor in evaluating our operating performance because this measure:

•

is widely used by investors in the energy industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•

helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating structure; and

•

is used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting and as a component for setting incentive compensation.

There are significant limitations to using EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, and the lack of comparability of results of operations of different companies. The following table reconciles our net income from continuing operations, the most directly comparable GAAP financial measure, to EBITDA:

	Year Ended December 31,			Three Months Ended March 30,
	2009	2010	2011	2011	2012
				(Unaudited)
Net income from continuing operations	$328,332	$267,601	$135,739	$26,795	$55,499
Interest (income) expense, net	6,834	23,590	19,341	5,290	11,143
Income tax expense (benefit)	119,186	91,934	(5,659)	2,586	(504)
Depreciation and amortization	123,940	138,301	183,903	38,154	58,966

EBITDA	$578,292	$521,426	$333,324	$72,825	$125,104

(2)	For each of the periods presented there were no outstanding shares of preferred stock.

RISK FACTORS

An investment in the notes involves risks. You should consider carefully the risk factors included below and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, as amended, and our Quarterly Report on Form 10-Q for the three months ended March 31, 2012, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, when evaluating an investment in the notes.

Risks relating to the Redomestication

The enforcement of civil liabilities against Rowan UK may be more difficult.

Because Rowan UK is a public limited company incorporated under English law, investors could experience more difficulty enforcing judgments obtained against Rowan UK in U.S. courts than would currently be the case for U.S. judgments obtained against Rowan Delaware. In addition, it may be more difficult (or impossible) to bring some types of claims against Rowan UK in courts in the U.K. than it would be to bring similar claims against a U.S. company in a U.S. court.

The Redomestication will result in additional ongoing costs to us.

The Redomestication will result in an increase in some of our ongoing expenses and require us to incur some new expenses. Some costs, including those related to holding worldwide operational management meetings and holding board and shareholder meetings in the U.K., are expected to be higher than would be the case if we did not expand our presence in the U.K. We also expect to incur new expenses, including professional fees, to comply with U.K. corporate and tax laws.

Negative publicity resulting from the Redomestication could adversely affect our business.

Foreign reincorporations like the Redomestication that have been undertaken by other companies have generated significant press coverage, much of which has been negative. Negative publicity generated by the Redomestication could cause some of our customers or suppliers to be more reluctant to do business with us. This could have an adverse impact on our business.

Risks relating to the notes

We may not be able to generate enough cash flow to meet our debt obligations.

Our earnings and cash flow may vary significantly from year to year due to the cyclical nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. In addition, our future cash flow may be insufficient to meet our debt obligations and commitments, including the notes. Any insufficiency could adversely affect our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to pay our debt, including the notes. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy or initiatives of our competitors, are beyond our control.

As of March 31, 2012, our total indebtedness was approximately $1.12 billion, and we had $500 million in additional borrowing capacity under our senior revolving credit facility which, if borrowed, would rank equal in right of payment to the notes.

If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying capital investments; or

•	seeking to raise additional capital.

However, any alternative financing plans that we undertake, if necessary, may not allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

Our debt could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•

limit our ability to fund future working capital and capital expenditures, to engage in future acquisitions or development activities, or to otherwise realize the value of our assets and opportunities fully because of the need to dedicate a substantial portion of our cash flow from operations to payments of interest and principal on our debt or to comply with any restrictive terms of our debt;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	impair our ability to obtain additional financing in the future; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

In addition, if we fail to comply with the covenants or other terms of any agreements governing our debt, our lenders will have the right to accelerate the maturity of that debt and foreclose upon the collateral, if any, securing that debt. Realization of any of these factors could adversely affect our financial condition.

The notes and the guarantee will be unsecured and effectively subordinated to existing and future secured indebtedness and structurally subordinated to any existing or future indebtedness and other liabilities of subsidiaries.

The notes will be general unsecured senior obligations of Rowan Delaware, and the guarantee of the notes by Rowan UK will be a general unsecured senior obligation of Rowan UK. In the event of any distribution or payment of assets of Rowan Delaware in any dissolution, winding up, liquidation, reorganization, or other bankruptcy proceeding of Rowan Delaware, any secured debt of Rowan Delaware will be entitled to be paid in full from its assets securing that debt before any payment may be made with respect to the notes. Consequently, the notes will rank effectively junior in right of payment to all existing and future secured debt of Rowan Delaware, to the extent of the value of the collateral securing that debt. Similarly, in the event of any distribution or payment of assets of Rowan UK in any dissolution, winding up, liquidation, reorganization, or other bankruptcy proceeding of Rowan UK, any secured debt of Rowan UK will be entitled to be paid in full from its assets securing that debt before any payment may be made with respect to its guarantee of the notes. Consequently, Rowan UK’s guarantee of the notes will rank effectively junior in right of payment to all existing and future secured debt of Rowan UK, to the extent of the value of the collateral securing that debt. Holders of the notes will participate ratably in the remaining assets of Rowan Delaware and Rowan UK with all holders of unsecured indebtedness of Rowan Delaware or Rowan UK that does not rank junior to the notes or Rowan UK’s guarantee of the notes, respectively, including all of their respective other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

In the event of any distribution or payment of assets of any of Rowan Delaware’s subsidiaries in any dissolution, winding up, liquidation, reorganization, or other bankruptcy proceeding of such subsidiary, the claims of the creditors of the subsidiary must be satisfied prior to making any such distribution or payment to Rowan Delaware in respect of its direct or indirect equity interests in the subsidiary. Similarly, in the event of any distribution or payment of assets of any of Rowan UK’s subsidiaries in any dissolution, winding up, liquidation, reorganization, or other bankruptcy proceeding of such subsidiary, the claims of the creditors of the subsidiary must be satisfied prior to making any such distribution or payment to Rowan UK in respect of its direct or indirect equity interests in the subsidiary. Consequently, creditors of current and future subsidiaries of Rowan Delaware will have claims, with respect to the assets of those subsidiaries, that rank structurally senior to the notes, and creditors of current and future subsidiaries of Rowan UK will have claims, with respect to the assets of those subsidiaries, that rank structurally senior to Rowan UK’s guarantee of the notes.

As of March 31, 2012, Rowan UK had no indebtedness, and its subsidiaries had total indebtedness of approximately $1.12 billion. Substantially all of such indebtedness of Rowan UK’s subsidiaries is indebtedness of Rowan Delaware, which will be the issuer of the notes, and consequently, substantially all of such indebtedness will rank pari passu in right of payment with the notes. Approximately $195.2 million of such indebtedness of Rowan Delaware was secured, and consequently would be effectively senior to the notes to the extent of the value of the collateral securing such indebtedness. In addition, as of such date, subsidiaries of Rowan Delaware had total indebtedness of approximately $30.9 million, which would be structurally senior to the notes and to Rowan UK’s guarantee of the notes. All indebtedness of Rowan UK’s subsidiaries would be structurally senior to Rowan UK’s guarantee of the notes. As of May 1, 2012, approximately $96.4 million of the secured debt of Rowan Delaware, and all of the debt of its subsidiaries had been repaid.

Federal and state statutes allow courts, under specific circumstances, to void the guarantee by Rowan UK and require note holders to return payments received from Rowan UK.

Under the U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by Rowan UK pursuant to its guarantee of the notes could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. In any such case, your right to receive payments in respect of the notes from Rowan UK would be effectively subordinated to all indebtedness and other liabilities of Rowan UK.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We believe that Rowan UK, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a U.S. court would apply in making these determinations or that a court would agree with our conclusions in this regard.

We may be able to incur substantially more debt. This could exacerbate the risks associated with our indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of Rowan Delaware’s indenture do not prohibit us or our subsidiaries from doing so. As of March 31, 2012, we had $500 million in additional borrowing capacity under our senior revolving credit facility. Any additional borrowings under our senior revolving credit facility (other than secured reimbursement obligations in respect of letters of credit) would rank effectively equal in right of payment with the notes and the guarantee thereof by Rowan UK. Creditors under this facility, as well as the holders of any other future debt we may incur that ranks equally in right of payment with the notes, will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company.

In February 2012, we requested the consent of MarAd with respect to the Redomestication. MarAd had previously guaranteed certain of our notes under the Title XI Federal Ship Financing Program, of which the principal amount outstanding was $226.1 million at March 31, 2012. In April 2012, MarAd denied our request for the continuation of the U.S. Government’s loan guarantees after closing of the Redomestication. As a result, we have reclassified all principal amounts due under the MarAd notes to current liabilities as of March 31, 2012. We repaid in full the 2.80% Title XI note on April 20, 2012 and the 4.33% Title XI note and the 3.525% Title XI note on May 1, 2012. We will repay the 3.158% Title XI note in July 2012. Total cash outlay for the retirement of all the MarAd notes is estimated to be $250.5 million, including principal, make-whole premiums and accrued interest.

If we increase our debt levels the related risks that we and our subsidiaries now face could intensify. Our level of indebtedness may prevent us from engaging in certain transactions that might otherwise be beneficial to us by limiting our ability to obtain additional financing, limiting our flexibility in operating our business or otherwise. In addition, we could be at a competitive disadvantage against other less leveraged competitors that have more cash flow to devote to their business. Any of these factors could result in a material adverse effect on our business, financial condition, results of operations, business prospects and ability to satisfy our obligations under the notes.

A financial failure by us or our subsidiaries may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

A financial failure by us or our subsidiaries could affect payment of the notes if a bankruptcy court were to substantively consolidate us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all entities. This would expose you not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the cram-down provision of the bankruptcy code. Under this provision, the notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.

The notes are a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. The underwriters of the notes have informed us that, if the notes are not listed on a securities exchange, they intend to make a market in the notes. However, the underwriters may cease their market-making at any time. The liquidity of the trading markets in the notes may be adversely affected by changes in the overall market for debt securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. An active trading market may not develop for the notes. Subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our operating performance and financial condition and other factors.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our senior revolving credit facility bear interest at variable rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase although the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $              million, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds of this offering to (i) replenish cash recently applied to repay approximately $140.2 million aggregate principal amount, associated make-whole premiums and accrued interest under our secured notes guaranteed by MarAd under the Title XI Federal Ship Financing Program, namely our 2.80% Title XI note due October 2013, our 4.33% Title XI note due May 2019 and our 3.525% Title XI note due May 2020, each of which has been paid in full, and (ii) for general corporate purposes, including the repayment in full of the approximately $110.3 million aggregate principal amount, associated make-whole premium and accrued interest under our sole remaining secured note, namely the 3.158% Title XI note due July 2021, which is also guaranteed by MarAd.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2012:

•	on an actual basis; and

•

as adjusted to give effect to the issuance and sale of $         million in aggregate principal amount of senior notes in this offering and application of the estimated net proceeds as set forth under “Use of Proceeds,” including the completed redemption in full of each of the 2.80% Title XI note, 4.33% Title XI note and 3.525% Title XI note and the redemption in full of the 3.158% Title XI note in July 2012 (collectively the “MarAd Notes”).

This table is unaudited and should be read together with our historical financial statements and the accompanying notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2012
	Actual	As Adjusted for this Offering
	(Dollars in millions)
Cash and cash equivalents	$342.5	$

Long-term debt, including current maturities:
Senior revolving credit facility(1)	—
2.80% Title XI note payable, due October 2013, secured by the Gorilla VII(2)	30.9		—
5.0% Senior Notes, due September 2017, net of discount	398.5
4.33% Title XI note payable, due May 2019, secured by the Scooter Yeargain(2)	45.6		—
7.875% Senior Notes, due August 2019, net of discount	497.6
3.525% Title XI note payable, due May 2020, secured by the Bob Keller(2)	50.8		—
3.158% Title XI note payable, due July 2021, secured by the Bob Palmer(2)	98.8		—
% senior notes offered hereby	—

Total long-term debt, including current maturities	1,122.2

Total stockholders’ equity	4,381.5

Total capitalization	$5,503.7

(1)	As of May 15, 2012, we had no amounts outstanding under our $500 million revolving credit facility.
(2)	Reflects MarAd Notes, all of which have been or will be repaid. Total cash outlay for the retirement of all the MarAd Notes is estimated to be $250.5 million, including principal, make-whole premiums and accrued interest.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis.

						Pro Forma(2)
	Year Ended December 31,			Three Months Ended March 31,		Year Ended December 31, 2011	Three Months Ended March 31, 2012
	2009	2010	2011	2011	2012
	(Dollars in thousands, except ratios)
Earnings
Pre-tax income (loss) from continuing operations	$447,518	$359,535	$130,080	$29,382	$54,995	$130,080	$54,995
Fixed charges (see below)	31,901	67,106	77,494	19,657	18,877	97,702	24,009
Interest capitalized	(21,486)	(39,950)	(54,508)	(13,612)	(6,747)	(54,508)	(6,747)
Amortization of capitalized interest	3,028	3,484	4,727	1,112	1,737	4,727	1,737

Total adjusted earnings available for payment of fixed charges	$460,961	$390,175	$157,793	$36,539	$68,862	$178,001	$73,994

Fixed charges(1)
Interest expensed and capitalized	$29,514	$64,829	$74,579	$18,931	$18,004	$94,786	$23,136
Amortization of capitalized expenses related to indebtedness to indebtedness	1,057	1,057	1,057	264	264	1,057	264
Rental expense representative of interest factor	1,330	1,220	1,859	462	609	1,859	609

Total fixed charges	$31,901	$67,106	$77,494	$19,657	$18,877	$97,702	$24,009

Ratio of earnings to fixed charges	14.4	5.8	2.0	1.9	3.6	1.8	3.1

(1)	For each of the periods presented there were no outstanding shares of preferred stock.
(2)	The pro forma ratio of earnings to fixed charges calculations for the year ended December 31, 2011 and the three months ended March 31, 2012, assume that the offering occurred at the beginning of each period and that a portion of the offering proceeds were used to fully redeem the 3.158% Title XI note, of which a principal amount of $98.8 million was outstanding at March 31, 2012.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements the general description of the debt securities included in the accompanying prospectus. You should review this description together with the description of the debt securities included in the accompanying prospectus. To the extent this description is inconsistent with the description in the accompanying prospectus, this description will control and replace the inconsistent description in the accompanying prospectus.

You can find the definitions of certain terms used in this description of notes under the subheading “Definitions.” As used in this description, the words “Rowan,” “Rowan Delaware,” “we,” “us” and “our” refer to Rowan Companies, Inc. and not to any of its subsidiaries or affiliates (including Rowan UK).

We have previously entered into an indenture between us and U.S. Bank National Association, as trustee, pursuant to which we may issue multiple series of debt securities from time to time. We will issue the notes under this indenture, as amended and supplemented by a supplemental indenture setting forth the specific terms of the notes. In this description, when we refer to the “indenture,” we mean that indenture as so amended and supplemented by that supplemental indenture.

We have summarized some of the material provisions of the notes and the indenture below. The summary supplements the description of the indenture contained in the accompanying prospectus, and we encourage you to read that description for additional material provisions that may be important to you. We also urge you to read the indenture because it, and not this description, defines your rights as a holder of notes. You may request copies of the indenture from us as set forth under “— Additional Information.” Capitalized terms defined in the accompanying prospectus and the indenture have the same meanings when used in this prospectus supplement. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes

The notes will be:

•	general unsecured, senior obligations of Rowan;

•

pari passu in right of payment with all existing and future senior Indebtedness of Rowan, including indebtedness under our senior revolving credit facility, and Rowan Delaware’s 5% Senior Notes due 2017 and 7.875% Senior Notes due 2019;

•	senior in right of payment to all future subordinated Indebtedness of Rowan;

•

effectively junior to all existing and future secured Indebtedness of Rowan (including letter of credit reimbursement obligations under our credit facility, which are secured by cash deposits), to the extent of the collateral securing such Indebtedness;

•

effectively junior in right of payment to all existing and future Indebtedness and other liabilities, including trade payables, of Rowan’s Subsidiaries (other than Indebtedness and liabilities owed to us); and

•	fully and unconditionally guaranteed by Rowan UK on a senior unsecured basis.

As of March 31, 2012, Rowan Delaware had total indebtedness of approximately $1.09 billion (approximately $195.2 million of which was secured and consequently would be effectively senior to the notes, to the extent of the value of the collateral securing such indebtedness), and its subsidiaries had total indebtedness of approximately

$30.9 million, which would be structurally senior to the notes and to Rowan UK’s guarantee of the notes. As of May 1, 2012, approximately $96.4 million of the secured debt of Rowan Delaware, and all of the debt of its subsidiaries had been repaid.

Our subsidiaries will not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these subsidiaries, the subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As of March 31, 2012, our subsidiaries had total indebtedness of approximately $30.9 million, which was fully repaid on April 20, 2012.

Principal, Maturity and Interest

Initially, we will issue $         million aggregate principal amount of notes. The indenture will provide for the issuance of additional notes (the “additional notes”), without limitation as to aggregate principal amount. If issued, the additional notes would have terms and conditions identical to the notes issued in this offering. Any additional notes will be part of the same issue as the notes offered hereby and will vote on all matters with the notes offered in this offering. The notes will mature on             , 2022.

Interest on the notes will accrue at the rate of     % per annum and will be payable semi-annually in arrears on and             , beginning on             , 2012. Interest on overdue principal and interest on overdue interest, if any, will accrue at the applicable interest rate on the notes. We will make each interest payment to the holders of record of the notes as of the immediately preceding                     and                     . Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Form, Denomination and Registration of Notes

The notes will be issued in registered form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be represented by a global note.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require such holder, among other things, to furnish appropriate endorsements and transfer documents and we may require such holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any notes selected for redemption. Also, we are not required to transfer or exchange any notes in respect of which a notice of redemption has been given or for a period of 15 days before a selection of the notes to be redeemed.

No service charge will be imposed in connection with any transfer or exchange of any note, but Rowan may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for the notes. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.

Optional Redemption

The notes will be redeemable, in whole or in part, at our option at any time. The redemption price for the notes to be redeemed at any time on or after                     , 2022 will be equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to, but excluding, the redemption date. The redemption price for the notes to be redeemed at any time prior to                     , 2022 will equal the greater of the following amounts, plus, in each case, accrued and unpaid interest to, but excluding, the redemption date:

•	100% of the principal amount of such notes; or

•

as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on such notes (not including any portion of any payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate (as defined below) plus             basis points.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of the principal amount) equal to the Comparable Treasury Price for that redemption date. The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the applicable Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of those Reference Treasury Dealer Quotations, or (B) if Rowan obtains fewer than four such Reference Treasury Dealer Quotations, the average of all of those quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by us for the notes.

“Reference Treasury Dealer” means:

•

RBC Capital Markets, LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC and their respective successors; provided that, if any ceases to be a primary U.S. Government securities dealer (“Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer; and

•	any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding that redemption date.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

Open Market Purchases; No Mandatory Redemption or Sinking Fund

We may at any time and from time to time purchase notes in the open market or otherwise, in each case without any restriction under the indenture. We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice

If less than all of the notes are to be redeemed at any time, selection of such notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate; provided that no notes of $2,000 or less shall be redeemed in part.

Notices of redemption with respect to the notes shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the notes or portions of the notes called for redemption. Any redemption or notice of redemption may, at Rowan’s discretion, be subject to one or more conditions precedent.

The Rowan UK Guarantee

The notes will be fully and unconditionally guaranteed on a senior unsecured basis by Rowan UK. Rowan UK’s guarantee of the notes will be a general unsecured obligation of Rowan UK and will rank:

•	senior in right of payment to all existing and future subordinated indebtedness of Rowan UK;

•

pari passu in right of payment with any of Rowan UK’s existing and future senior indebtedness, including its indebtedness under our senior revolving credit facility, and Rowan UK’s guarantee of Rowan Delaware’s 5% Senior Notes due 2017 and 7.875% Senior Notes due 2019;

•

effectively junior to Rowan UK’s existing and future secured indebtedness (including letter of credit reimbursement obligations under our credit facility, which are secured by cash deposits), to the extent of the value of the assets of Rowan UK constituting collateral securing that indebtedness; and

•	effectively junior to all existing and future indebtedness and other liabilities, including trade payables, of Rowan UK’s subsidiaries (other than indebtedness and liabilities owed to Rowan UK).

As of March 31, 2012, Rowan UK had no indebtedness, and its subsidiaries had total indebtedness of approximately $1.12 billion, which would be structurally senior to Rowan UK’s guarantee of the notes. However, substantially all of such indebtedness of Rowan UK’s subsidiaries is indebtedness of Rowan Delaware, which will be the issuer of the notes, and consequently, substantially all of such indebtedness will rank pari passu in right of payment with the notes.

Rowan UK will be released and relieved of any obligations under its guarantee of the notes immediately:

•	upon Legal Defeasance in accordance with Article Thirteen of the indenture or satisfaction and discharge of the indenture in accordance with Article Four of the indenture; or

•	upon the merger of Rowan UK with and into Rowan Delaware.

Additional Covenants

With respect to the notes, the indenture will contain the following covenants, in addition to the covenants and other provisions described in the accompanying prospectus under the captions “Description of Debt Securities — Covenants” and “Description of Debt Securities — Merger and Sale of Assets.”

Limitation on Liens

We have agreed that we or any of our Subsidiaries will issue, assume or guarantee Indebtedness for borrowed money secured by a lien upon a Principal Property only if we secure the notes equally and ratably with or prior to the Indebtedness secured by that lien. If we so secure the notes, we have the option to secure any of our other Indebtedness or obligations equally and ratably with or prior to the Indebtedness secured by the lien and, accordingly, equally and ratably with the notes. This covenant has exceptions that permit:

(1) liens existing on the date the notes are first issued;

(2) liens on any entity’s property or assets existing at the time we acquire such entity or its property or assets, or at the time such entity becomes a Subsidiary;

(3) intercompany liens in favor of us or any Subsidiary;

(4) liens on assets either:

(a) securing all or part of the cost of acquiring, constructing, improving, developing or repairing the assets; or

(b) securing Indebtedness incurred to finance the acquisition of the assets or the cost of constructing, improving, developing, expanding or repairing the assets and commencing commercial operation of the assets if the applicable Indebtedness was incurred prior to, at the time of or within 24 months after the acquisition, or completion of construction, improvement, development, expansion or repair of the assets or their commencing commercial operation;

(5) liens in favor of governmental entities to secure (a) payments under any contract or statute to secure progress or advance payments or (b) industrial development, pollution control or similar indebtedness;

(6) governmental liens under contracts for the sale of products or services;

(7) liens imposed by law, such as mechanic’s or workmen’s liens;

(8) liens under workers’ compensation laws or similar legislation;

(9) liens in connection with legal proceedings or securing taxes or other assessments;

(10) statutory or other liens arising in the ordinary course of our business and relating to amounts that are not yet delinquent or that we are contesting in good faith;

(11) liens on stock, partnership or other equity interests in any Joint Venture or any Subsidiary that owns an equity interest in a Joint Venture to secure Indebtedness contributed or advanced solely to that Joint Venture;

(12) good faith deposits in connection with bids, tenders, contracts or leases;

(13) deposits made in connection with maintaining self-insurance, to obtain the benefits of laws, regulations or arrangements relating to unemployment insurance, old age pensions, social security or similar matters or to secure surety, appeal or customs bonds; and

(14) any extensions, substitutions, renewals or replacements of the above-described liens.

In addition, without securing the notes as described above, we or any Subsidiary may issue, assume or guarantee Indebtedness that this covenant would otherwise restrict in a total principal amount that, when added to all of our and our Subsidiaries’ other outstanding Indebtedness that this covenant would otherwise restrict and the total amount of Attributable Indebtedness outstanding for Sales and Leaseback Transactions, does not exceed a “basket” equal to 15% of our Consolidated Net Tangible Assets. When calculating this total principal amount, we exclude from the calculation Attributable Indebtedness from Sale and Leaseback Transactions in connection with which we have voluntarily retired debt securities issued under the indenture, Indebtedness of equal rank or

Funded Indebtedness, in each case as described in clause (3) below under “Limitation on Sale and Leaseback Transactions.”

Limitation on Sale and Leaseback Transactions

We have agreed that we or any of our Subsidiaries will not enter into a Sale and Leaseback Transaction, unless one of the following applies:

(1) we or that Subsidiary could incur Indebtedness in a principal amount equal to the Attributable Indebtedness for that Sale and Leaseback Transaction and, without violating the “Limitation on Liens” covenant, could secure that Indebtedness by a lien on the property to be leased without equally or ratably securing the notes;

(2) after the issuance of the notes and within the period beginning nine months before the closing of the Sale and Leaseback Transaction and ending nine months after such closing, we or any Subsidiaries have expended for property used or to be used in the ordinary course of business an amount equal to all or a portion of the net proceeds of the transaction, and we have elected to designate that amount as a credit against that transaction (with any amount not so designated to be applied as set forth in (3) below or as otherwise permitted); or

(3) during the nine-month period after the effective date of the Sale and Leaseback Transaction, we have applied to the voluntary defeasance or retirement of any debt securities under the indenture, any Indebtedness of equal rank to the notes or any Funded Indebtedness, an amount equal to the net proceeds of the sale or transfer of the property leased in the Sale and Leaseback Transaction (or, if greater, the fair value of that property at the time of the Sale and Leaseback Transaction as determined by our board of directors) adjusted to reflect the remaining term of the lease and any amount expended as set forth in clause (2) above.

Additional Event of Default

With respect to the notes, the occurrence of any of the following events shall, in addition to the other events or circumstances described as Events of Default under the caption “Description of Debt Securities — Events of Default” in the accompanying prospectus, constitute an Event of Default: default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of us or any of our Significant Subsidiaries (or the payment of which is guaranteed by us or any of our Significant Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of issuance of the notes, if (a) that default (x) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”), or (y) results in the acceleration of such Indebtedness prior to its express maturity, and (b) in each case described in clauses (x) or (y) above, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $35.0 million or more.

Definitions

“Attributable Indebtedness” means the present value of the rental payments during the remaining term of the lease included in the Sale and Leaseback Transaction. To determine that present value, we use a discount rate equal to the lease rate of the Sale and Leaseback Transaction. For these purposes, rental payments do not include any amounts we are required to pay for taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights. In the case of any lease that we may terminate by paying a penalty, if the net amount would be reduced if we terminated the lease on the first date that it could be terminated, then this lower net amount will be used, in which case, the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the final date upon which it may be so terminated.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Consolidated Net Tangible Assets” of any Person means the total amount of assets (after deducting applicable reserves and other properly deductible items) of such Person and its consolidated Subsidiaries less:

•

all current liabilities (excluding liabilities that are extendable or renewable at our option to a date more than 12 months after the date of calculation and excluding current maturities of long-term indebtedness); and

•	all goodwill, trade names, trademarks, patents, unamortized indebtedness discount and expense and other like intangible assets.

Consolidated Net Tangible Assets of any Person shall be based on the most recently available consolidated quarterly balance sheet of such Person, and shall be calculated in accordance with GAAP.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Funded Indebtedness” means all Indebtedness that matures on or is renewable to a date more than one year after the date the Indebtedness is incurred.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time. All computations based on GAAP contained in the indenture will be computed in conformity with GAAP. At any time after the Issue Date, Rowan may elect to apply International Financial Reporting Standards, or IFRS, accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to Rowan’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. Rowan shall give notice of any such election made in accordance with this definition to the trustee under the indenture.

“Indebtedness” means:

•	all indebtedness for borrowed money (whether full or limited recourse);

•	all obligations evidenced by bonds, debentures, notes or other similar instruments;

•

all obligations under letters of credit or other similar instruments, other than standby letters of credit, performance bonds and other obligations issued in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third business day following demand for reimbursement;

•	all obligations to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business;

•	all Capital Lease Obligations;

•

all Indebtedness of others secured by a lien on any asset of the person in question (provided that if the obligations so secured have not been assumed in full or are not otherwise fully the person’s legal liability, then such obligations may be reduced to the value of the asset or the liability of the person); and

•	all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by the person in question to the extent of such guarantee.

“Issue Date” means the first date on which any notes are issued, authenticated and delivered under the indenture.

“Joint Venture” means any partnership, corporation or other entity in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by Rowan and/or one or more Subsidiaries of Rowan. A Joint Venture is not treated as a Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means any drilling rig, or integral portion thereof, owned or leased by us or any Subsidiary and used for drilling offshore oil and gas wells, which, in the opinion of our board of directors, is of material importance to the business of us and our Subsidiaries taken as a whole, but no such drilling rig, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2% of our Consolidated Net Tangible Assets.

“Sale and Leaseback Transaction” means any arrangement with anyone under which we or any Subsidiary leases any Principal Property that we or that Subsidiary has or will sell or transfer to that person. This term excludes the following:

•	temporary leases for a term of not more than five years;

•	intercompany leases between us and a Subsidiary or between two or more of Subsidiaries; and

•

leases of a Principal Property executed by the time of or within 12 months after the acquisition, the completion of construction, alteration, improvement or repair, or the commencement of commercial operation of the Principal Property.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association or other business entity of which more than 50% of the total voting power of the Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person; and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (1) and related to such Person or (b) the only general partners of which are such Person or of one or more entities described in clause (1) and related to such Person (or any combination thereof).

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors (or similar governing body) of such Person.

Defeasance

The defeasance provisions of the indenture described in the accompanying prospectus will apply to the notes. In particular, Rowan may, at its option and at any time, elect to have its obligations released with respect to the provisions of the indenture described above under “— Additional Covenants,” and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs in accordance with the indenture, the Events of Default described under clauses (3) and (4) under the caption “Description of Debt Securities — Events of Default” in the accompanying prospectus and the additional Event of Default described above under the caption “— Additional Event of Default,” in each case, will no longer constitute an Event of Default with respect to the notes.

Concerning the Trustee

U.S. Bank National Association is the trustee under the indenture and has been appointed by Rowan as initial registrar and paying agent with regard to the notes.

Notices

Notices to holders of notes will be given by mail to the holder’s address as it appears in the notes register.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge by writing to Rowan Companies plc, 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, Attention: Director — Investor Relations.

Book-Entry Delivery and Settlement

Global Notes

We will issue the notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as operator of the Euroclear System (in Europe) (“Euroclear”), either directly if they are participants of such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•

DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

None of us, the underwriters nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.

Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for the global notes, and we have not appointed a successor depositary within 90 days of that notice;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, U.S. holders whose functional currency is not the U.S. dollar, U.S. expatriates, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. This discussion is limited to holders who purchase the notes in this offering for a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This discussion also does not address the tax considerations arising under the laws of any foreign, state, local, or other jurisdiction.

Investors considering the purchase of notes are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the applicability and effect of state, local or foreign tax laws and tax treaties.

Certain Additional Payments

We do not intend to treat the possibility of payment of certain additional amounts (see “Description of Notes — Optional Redemption”) as (i) affecting the determination of the yield to maturity of the notes or giving rise to any accrual of original issue discount or recognition of ordinary income upon redemption, sale, or exchange of the notes, or (ii) resulting in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. However, additional income will be recognized if any such additional payment is made. It is possible that the IRS may take a different position, in which case the timing, character and amount of income attributable to the notes may be different.

Tax Consequences to U.S. Holders

You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring the notes, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes.

Interest on the Notes

You will generally be required to recognize as ordinary income any stated interest paid or accrued on the notes, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Disposition of the Notes

You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. This gain or loss will equal the difference between your adjusted tax basis in the note and the proceeds you receive, excluding any proceeds attributable to accrued interest which will be recognized as ordinary interest income to the extent you have not previously included the accrued interest in income. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in the note will generally equal the amount you paid for the note. The gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition. Long-term capital gains of individuals, estates and trusts currently are taxed at a maximum rate of 15%. The tax rate for long-term capital gains of non-corporate taxpayers is scheduled to increase for taxable years beginning on or after January 1, 2013. The deductibility of capital losses may be subject to limitation.

Information Reporting and Backup Withholding

Information reporting will apply to payments of interest on the notes and to the proceeds from the sale or other disposition of a note paid to you, and backup withholding (currently at a rate of 28% and scheduled to increase to 31% as of January 1, 2013) may apply to payments of interest and sales proceeds unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Tax Consequences to Non-U.S. Holders

You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes and for U.S. federal income tax purposes you are not a U.S. holder or a partnership (including an entity treated as a partnership for such purposes).

Interest on the Notes

Payments to you of interest on the notes generally will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if the interest is not effectively connected with your conduct of a U.S. trade or business, you properly certify as to your foreign status as described below, and:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a “controlled foreign corporation” that is related to us (actually or constructively); and

•	you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.

The portfolio interest exemption and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of an income tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. Please read “— Income or Gain Effectively Connected with a U.S. Trade or Business.”

Disposition of Notes

You generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•

the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if required by an income tax treaty, is treated as attributable to a permanent establishment in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If a non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale, exchange or redemption of a note, and certain other requirements are met, such non-U.S. holder will generally be subject to U.S. federal income tax at a flat rate of 30% (unless a lower applicable treaty rate applies) on any such realized gain.

Income or Gain Effectively Connected with a U.S. Trade or Business

The preceding discussion of the tax consequences of the purchase, ownership and disposition of notes by you generally assumes that you are not engaged in a U.S. trade or business. If any interest on the notes or gain from the sale, exchange or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and, if required by an income tax treaty, is treated as attributable to a permanent establishment in the United States), then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent. If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business also may be subject to a “branch profits tax” at a 30% rate, although an applicable income tax treaty may provide for a lower rate.

Information Reporting and Backup Withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. United States backup withholding generally will not apply to payments of interest and principal on a note to a non-U.S. holder if the non-U.S. holder certifies to the withholding agent or the person who would otherwise be required to withhold U.S. federal income tax, on a properly completed and executed IRS Form W-8BEN or an applicable substitute form, under penalties of perjury, that such non-U.S. holder is not a U.S. person and provides his or her name and address or the holder otherwise establishes an exemption, provided that the withholding agent does not have actual knowledge or reason to know that the holder is a United States person.

Payment of the proceeds of a disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if it:

•	is a United States person;

•	is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•

is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is timely provided to the IRS.

Additional Withholding Tax Relating to Foreign Accounts

Effective for payments made after December 31, 2013 (in the case of interest payments) and December 31, 2014 (in the case of disposition proceeds), we or our paying agent (in its capacity as such) are required to deduct and withhold a tax equal to 30% of any payments on our obligations made to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign institution or entity is acting as an intermediary), and any person having the control, receipt, custody, disposal, or payment of any gross proceeds of sale or other disposition of our obligations must deduct and withhold a tax equal to 30% of any such proceeds, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), and (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Payments with respect to debt obligations that were outstanding on March 18, 2012 are not subject to these rules; however, proposed regulations not yet in effect would, if adopted, extend this grandfathering date to January 1, 2013. You are encouraged to consult with your own tax advisors regarding the possible implications of this legislation on an investment in the notes.

Additional Tax on Net Investment Income

For taxable years beginning after December 31, 2012, an additional 3.8 percent tax will be imposed on the “net investment income” of certain individuals, and on the undistributed “net investment income” of certain estates and trusts. Among other items, net investment income generally includes gross income from interest, and net gain from the disposition of property, such as the notes, less certain deductions. Prospective investors are urged to consult with their tax advisors regarding the possible implications of this legislation in their particular circumstances.

The preceding discussion of material U.S. federal income tax considerations is for general information only and is not tax advice. We urge each prospective investor to consult its own tax advisor regarding the particular federal, state, local and foreign tax consequences of purchasing, holding, and disposing of our notes, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement between us and the underwriters named below for whom RBC Capital Markets, LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers and representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal Amount of Notes
RBC Capital Markets, LLC	$
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
Barclays Capital Inc.
DnB NOR Markets, Inc.
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mitsubishi UFJ Securities (USA), Inc.
Morgan Stanley & Co. LLC

Total	$

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The underwriting agreement provides that the underwriters will purchase all the notes if any of them are purchased.

The underwriters initially propose to offer and sell the notes at the price set forth on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount to certain other dealers. The underwriters may change such offering price and any other selling terms at any time without notice. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

In the underwriting agreement, we have agreed to indemnify each underwriter, its affiliates, directors, officers, employees, representatives, agents and controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect thereof.

The notes are a new issue of securities for which there currently is no market. The underwriters have advised us that following the completion of this offering, they presently intend to make a market in the notes. They are not obligated to do so, however, and any market-making activities with respect to the notes may be discontinued at any time at their sole discretion without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, we cannot give any assurance as to the development of any market or the liquidity of any market for the notes.

In connection with this offering, the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the notes originally sold by such broker/dealer are purchased in a stabilizing or syndicate covering transaction to cover short positions. These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. Any of these activities may prevent a decline in the market price of the notes and may also cause the price of the notes to be higher than it would otherwise be in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We have agreed that until 30 days after the closing of this offering, without the prior written consent of the representatives, we will not, directly or indirectly, issue, sell, offer to sell, pledge, grant any option for the sale of, or otherwise dispose of, any securities similar to the notes, or any securities convertible into or exchangeable for the notes or any such similar securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

The underwriters and certain of their affiliates have provided and may in the future provide certain financial advisory, investment banking and commercial banking services in the ordinary course of business for us, our subsidiaries and certain of our affiliates, for which they receive customary fees and expense reimbursement.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters and their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swap or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

This prospectus supplement and accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the placement contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive, in each case, in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, (1) persons who are outside the United Kingdom or (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Finance Service and Market Act 2000 (“FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Andrews Kurth LLP, Houston, Texas will pass upon the validity of the securities offered hereby. Certain matters will be passed upon for the underwriters by Mayer Brown LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Rowan Companies, Inc. and its subsidiaries (the “Company”) incorporated in this prospectus supplement by reference from Rowan Companies plc’s Current Report on Form 8-K dated May 16, 2012, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the Company’s completed sale of its wholly owned manufacturing subsidiary, LeTourneau Technologies, Inc., and land drilling services business on June 22, 2011 and September 1, 2011, respectively, and related to the condensed consolidating financial information of certain subsidiaries and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Rowan Companies plc

Rowan Companies, Inc.

CLASS A ORDINARY SHARES

ORDINARY SHARES

PREFERENCE SHARES

SENIOR DEBT SECURITIES

SUBORDINATED DEBT SECURITIES

GUARANTEES

SHARE PURCHASE CONTRACTS

WARRANTS

UNITS

Rowan Companies plc, a public limited company incorporated under the laws of England and Wales, which we refer to as “Rowan UK,” may offer and sell from time to time in one or more offerings an indeterminate amount of Class A Ordinary Shares, ordinary shares, preference shares, senior debt securities, subordinated debt securities, guarantees, share purchase contracts, warrants; and/or units that include any of these securities or securities of other entities. Rowan Companies, Inc., a Delaware corporation, which we refer to as “Rowan Delaware,” may offer and sell from time to time in one or more offerings an indeterminate amount of debt securities, subordinated debt securities and/or guarantees.

This prospectus provides a general description of the securities we may offer. Supplements to this prospectus will provide the specific terms of the securities that we actually offer, including the offering prices. You should carefully read this prospectus, any applicable prospectus supplement and any information under the headings “Where You Can Find More Information” and “Incorporation by Reference” before you invest in any of these securities. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

We may offer and sell these securities to or through underwriters, dealers, to other purchasers and/or through agents on a continuous or delayed basis. Supplements to this prospectus will specify the names of and arrangements with any underwriters or agents.

Our Class A Ordinary Shares trade on the New York Stock Exchange under the symbol “RDC.”

Investing in our securities involves risks. Please read “Risk Factors” beginning on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 16, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

For the avoidance of doubt, this prospectus is not intended to be and is not a prospectus for purposes of the E.U. Prospectus Directive and/or the U.K. Financial Services Authority’s Prospectus Rules.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities covered by this prospectus in any jurisdiction where the offer is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

Under no circumstances should the delivery to you of this prospectus or any exchange or redemption made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Rowan,” “we,” “us,” and “our” mean Rowan Companies plc, a public limited company incorporated under the laws of England and Wales, and its wholly owned subsidiaries. “Rowan UK” refers to Rowan Companies plc, and not to any of its subsidiaries or affiliates. “Rowan Delaware” refers to Rowan Companies, Inc., and not to any of its subsidiaries or affiliates. In this prospectus, we sometimes refer to the senior debt securities and subordinated debt securities as “debt securities” and the Class A Ordinary Shares, ordinary shares, preference shares, debt securities, guarantees, share purchase contracts, warrants and units, collectively, as the “securities.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, or the “Securities Act”, that registers the issuance and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Our SEC filings are available to the public through the SEC’s website at http://www.sec.gov and are also available free of charge through our web site at http://www.rowancompanies.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Other than the specific documents incorporated by reference, information on our web site is not incorporated into this prospectus or our other securities filings and does not form a part of this prospectus. You may also read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with them. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below filed by Rowan Delaware, or by Rowan UK as successor issuer, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed:

•

our annual report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 28, 2012 and as amended by the Form 10-K/A filed on April 30, 2012, except for Item 8 therein to the extent superseded by the Current Report on Form 8-K filed on May 16, 2012;

•

our quarterly report on Form 10-Q for the quarterly period ended March 31, 2012, as filed with the SEC on May 2, 2012, except for Item 1 therein to the extent superseded by the Current Report on Form 8-K filed on May 16, 2012;

•	the description of the Class A Ordinary Shares contained in our Current Report on Form 8-K, as filed with the SEC on May 4, 2012; and

•

our current reports on Form 8-K, as filed with the SEC on February 3, 2012, February 28, 2012, March 15, 2012, March 27, 2012 (as amended by the Form 8-K/A filed on March 27, 2012), April 12, 2012, April 16, 2012, April 27, 2012, April 30, 2012, May 4, 2012 and May 16, 2012.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until our offerings hereunder are completed will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Rowan Companies plc

2800 Post Oak Boulevard, Suite 5450

Houston, Texas 77056

(713) 621-7800

Attn: Investor Relations

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and other documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21(E) of the Exchange Act that are subject to a number of risks and uncertainties and are based on information as of the date hereof. Forward-looking statements include words such as “anticipate,” “believe,” “expect,” “plan,” “intend,” “estimate,” “project,” “could,” “should,” “may,” “might” or similar expressions. The forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions with respect thereto and with respect to future operations. Forward-looking statements also specifically include statements regarding expected financial performance; expected utilization, day rates, revenues, operating expenses, contract term, contract backlog, capital expenditures, insurance, financing and funding; the timing of availability, delivery, mobilization, contract commencement or relocation or other movement of rigs; future rig construction and costs (including construction in progress and completion thereof), enhancement, upgrade or repair and timing thereof; the suitability of rigs for future contracts; general market, business and industry conditions, trends and outlook; future operations; increased regulatory oversight; expected contributions from our rig fleet expansion program and our entry into the deepwater market; expense management; and the likely outcome of legal proceedings or insurance or other claims and the timing thereof.

Forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the factors that could cause actual results to differ materially are the following:

•

drilling permit and operations delays, moratoria or suspensions, new and future regulatory, legislative or permitting requirements (including requirements related to certification and testing of blow-out preventers and other equipment or otherwise impacting operations), future lease sales, changes in laws, rules and regulations that have or may impose increased financial responsibility, additional oil spill abatement contingency plan capability requirements and other governmental actions that may result in claims of force majeure or otherwise adversely affect our existing drilling contracts;

•	governmental regulatory, legislative and permitting requirements affecting drilling operations in the areas in which our rigs operate;

•	changes in worldwide rig supply and demand, competition or technology, including as a result of delivery of newbuild drilling rigs;

•

future levels of drilling activity and expenditures, whether as a result of global capital markets and liquidity, prices of oil and natural gas or otherwise, which may cause us to idle or stack additional rigs;

•

downtime and other risks associated with rig operations, operating hazards, or rig relocations, including rig or equipment failure, damage and other unplanned repairs, the limited availability of transport vessels, hazards, self-imposed drilling limitations and other delays due to weather conditions and the limited availability or high cost of insurance coverage for certain offshore perils or associated removal of wreckage or debris;

•	possible cancellation or suspension of drilling contracts as a result of mechanical difficulties, performance or other reasons;

•

risks inherent to shipyard rig construction, repair or enhancement, unexpected delays in equipment delivery and engineering or design issues following shipyard delivery, or changes in the dates our rigs will enter a shipyard, be delivered, return to service or enter service;

•	actual contract commencement dates;

•

operating hazards, including environmental or other liabilities, risks, expenses or losses, whether related to storm or hurricane damage, losses or liabilities (including wreckage or debris removal) or otherwise;

•	our ability to attract and retain skilled personnel on commercially reasonable terms, whether due to competition from other contract drillers, labor regulations or otherwise;

•

governmental action and political and economic uncertainties, including uncertainty or instability resulting from civil unrest, political demonstrations, mass strikes, or an escalation or additional outbreak of armed hostilities or other crises in oil or natural gas producing areas of the Middle East or other geographic areas, which may result in expropriation, nationalization, confiscation or deprivation of our assets or result in claims by our customers of a force majeure situation;

•	terrorism, piracy or military action impacting our operations, assets or financial performance;

•

the outcome of legal proceedings, or other claims or contract disputes, including any inability to collect receivables or resolve significant contractual or day rate disputes, any purported renegotiation, nullification, cancellation or breach of contracts with customers or other parties and any failure to negotiate or complete definitive contracts following announcements of receipt of letters of intent; and

•	potential long-lived asset impairments.

The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by us. Other factors not discussed herein could also have material adverse effects on us. All forward-looking statements included in this prospectus and any accompanying prospectus supplement are expressly qualified in their entirety by the foregoing cautionary statements. All forward-looking statements contained in this prospectus speak only as of the date of this document. We undertake no obligation to update or revise publicly any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus, or to reflect the occurrence of unanticipated events.

INDUSTRY AND MARKET DATA

We have obtained some industry and market share data from third-party sources that we believe are reliable. In many cases, however, we have made statements in this prospectus (or in documents incorporated by reference in this prospectus) regarding our industry and our position in the industry based on estimates made based on our experience in the industry and our own investigation of market conditions. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that the industry and market data included or incorporated by reference in this prospectus, and estimates and beliefs based on that data, may not be reliable. We cannot, and the underwriters cannot, guarantee the accuracy or completeness of any such information.

OUR COMPANY

We are a leading international provider of contract drilling services with a focus on high-specification and premium jack-up rigs, which we use for both exploratory and development drilling. Depending on the particular rig and location, we are capable of drilling to depths of up to 35,000 feet in water up to 550 feet deep. As of April 25, 2012 our offshore fleet includes 31 self-elevating mobile jack-up rigs, with eleven rigs located in the Middle East, nine in the U.S. Gulf of Mexico, or GOM, six in the North Sea, two in Trinidad, one each in Malaysia and Vietnam and another en route to Malaysia. In addition, we have three ultra-deepwater drillships under construction with deliveries expected in late 2013, mid 2014 and late 2014, respectively. The drillships will be capable of drilling wells to depths of 40,000 feet in waters of up to 12,000 feet.

We are a successor to a contract drilling business conducted since 1923. On May 4, 2012, we completed a change in our legal domicile from Delaware to the United Kingdom, where we already have substantial and growing operations. Our former Delaware parent company, Rowan Companies, Inc., which we refer to as “Rowan Delaware,” entered into a merger transaction, which we refer to as the “merger,” with Rowan Mergeco, LLC, a newly formed Delaware limited liability company and its wholly owned subsidiary, which was approved by Rowan Delaware’s stockholders and whereby Rowan Delaware became an indirect, wholly owned subsidiary of Rowan UK. As a result of the merger, Rowan UK became the parent company of the Rowan group of companies.

Our principal executive offices are currently located at Rowan Companies plc, 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056, and our telephone number at that address is (713) 621-7800. Our Internet website is www.rowancompanies.com. The information contained on our web site or that can be accessed through our web site is not incorporated by reference into this prospectus, and you should not consider the information contained on our web site to be part of this prospectus.

RISK FACTORS

The securities to be offered by this prospectus may involve a high degree of risk. When considering an investment in any of the securities, you should consider carefully all of the risk factors described under the caption “Risk Factors” in Rowan Delaware’s annual report on Form 10-K for the year ended December 31, 2011, as amended, and Rowan Delaware’s quarterly report on Form 10-Q for the three months ended March 31, 2012, or any other document filed by us with the SEC after the date of this prospectus (including, but not limited to, our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, or amendments to such reports). If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described in the prospectus supplement speculative or risky.

USE OF PROCEEDS

Unless otherwise specified in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities offered pursuant to this prospectus and any prospectus supplement for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of debt or other corporate obligations;

•	acquisitions;

•	capital expenditures; and

•	working capital.

The actual application of proceeds from the sale of any particular tranche of securities issued hereunder will be described in the applicable prospectus supplement relating to such tranche of securities. We may invest funds not required immediately for these purposes in marketable securities and short-term investments. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends on a consolidated basis for the periods shown. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

	Year Ended December 31,
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges (1)	2.0x	5.8x	14.4x	28.3x	20.2x

(1)	The ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for the periods presented because no shares of preferred stock were outstanding during these periods.

For these ratios, “earnings” means the sum of (a) pre-tax income from continuing operations, (b) fixed charges and (c) amortization of capitalized interest, minus interest capitalized. “Fixed charges” means the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses relating to indebtedness, and (c) an estimate of the portion of rental expense that represents an interest factor. Earnings for the years 2007 through 2010 have been adjusted to exclude income from our former manufacturing and land drilling businesses, which were sold in 2011.

DESCRIPTION OF CLASS A ORDINARY SHARES

The description of the Class A Ordinary Shares is incorporated into this prospectus by reference to the Current Report on Form 8-K12B filed with the SEC on May 4, 2012.

DESCRIPTION OF ORDINARY SHARES

As used in this description, the words “we,” “us” and “our” refer to Rowan UK, and not to any of its subsidiaries or affiliates. Also, in this section, references to “holders” mean those who own ordinary shares of Rowan registered in their own names on the books that the registrar or we maintain for this purpose and not those who own beneficial interests in ordinary shares registered in street name or in shares issued in book-entry form through one or more depositaries.

The description set forth below is only a summary and is not complete. For more information regarding the ordinary shares which may be offered by this prospectus, please refer to the applicable prospectus supplement, our articles of association (“Articles”), which are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, and any certificate of designations or other instrument establishing a series of ordinary shares, which will be filed with the SEC as an exhibit to or incorporated by reference in the registration statement at or prior to the time of the issuance of that series of ordinary shares.

Our Articles authorize us to allot and issue shares in one or more series, and to grant rights to subscribe for or to convert or exchange any security into or for shares of the company or its successors, in one or more series, which we may determine to issue as or with the same rights, preferences and limitations as ordinary shares or otherwise, as determined by our board of directors. Our board has been authorized to issue up to a nominal amount of US$18,750,000 of shares, all of which remains authorized for allotment and issuance, which may include ordinary or other shares which may rank pari passu or junior to Class A Ordinary Shares and the Class B Ordinary Shares in terms of dividends or liquidation rights. We will include the specific terms of each series of the ordinary shares being offered in a supplement to this prospectus.

DESCRIPTION OF PREFERENCE SHARES

As used in this description, the words “we,” “us” and “our” refer to Rowan UK, and not to any of its subsidiaries or affiliates. Also, in this section, references to “holders” mean those who own preference shares registered in their own names, on the books that the registrar or we maintain for this purpose, and not those who own beneficial interests in preference shares registered in street name or in shares issued in book-entry form through one or more depositaries.

The description set forth below is only a summary and is not complete. For more information regarding the preference shares which may be offered by this prospectus, please refer to the applicable prospectus supplement, our Articles, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, and any certificate of designations establishing a series of preference shares, which will be filed with the SEC as an exhibit to or incorporated by reference in the registration statement at or prior to the time of the issuance of that series of preference shares.

Our Articles authorize us to issue shares, including preference shares in one or more series, with the number of shares of each series and the rights, preferences and limitations of each series to be determined by our board of directors. Our board has been authorized to allot and issue up to a nominal amount of US$18,750,000 of shares, all of which remains authorized for allotment and issuance, which may include preference shares, which would generally be afforded preferences regarding dividends and liquidation rights over Class A Ordinary Shares. Such authority to issue preference shares will continue until April 30, 2017 and thereafter it must be renewed, but we may seek renewal more frequently for additional terms not to exceed five years from the date of any such further authorization. We will include the specific terms of each series of the preference shares being offered in a supplement to this prospectus.

DESCRIPTION OF DEBT SECURITIES

As used in this description, the words “we,” “us” and “our” refer to the issuer of debt securities, which may be Rowan UK or Rowan Delaware, and not to any of their respective subsidiaries or affiliates . Any debt securities that we offer under a prospectus supplement will be direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and U.S. Bank National Association, as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indentures and the subordinated indentures are called “indentures.” The indentures will be supplemented by supplemental indentures, the material provisions of which will be described in a prospectus supplement.

We have summarized some of the material provisions of the indentures below. This summary does not restate those agreements in their entirety. Rowan UK’s forms of senior indenture and subordinated indenture, and Rowan Delaware’s senior indenture and form of subordinated indenture, have been filed as exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the indentures because each one, and not this description, defines the rights of holders of debt securities.

Capitalized terms defined in the indentures have the same meanings when used in this prospectus.

General

The debt securities issued under the indentures will be our direct, unsecured general obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

The following description sets forth the general terms and provisions that could apply to debt securities that we may offer to sell. A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following, among others:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange features;

•	any optional redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

•	any other terms of the debt securities.

Neither of the indentures will limit the amount of debt securities that may be issued. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of a series may be issued in registered or global form.

Covenants

Under the indentures, we:

•	will pay the principal of, and interest and any premium on, the debt securities when due;

•	will maintain a place of payment;

•	will deliver a certificate to the trustee each fiscal year reviewing our compliance with our obligations under the indentures;

•	will preserve our corporate existence; and

•	will segregate or deposit with any paying agent sufficient funds for the payment of any principal, interest or premium on or before the due date of such payment.

Mergers and Sale of Assets

Each of the indentures will provide that we may not consolidate with or merge into any other Person or sell, convey, transfer or lease all or substantially all of our properties and assets (on a consolidated basis) to another Person, unless:

•

the Person formed by or surviving any such conversion, consolidation, amalgamation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of our obligations under such indenture and the debt securities governed thereby pursuant to agreements reasonably satisfactory to the trustee, which may include a supplemental indenture;

•	we or the successor will not immediately be in default under such indenture; and

•

we deliver an officer’s certificate and opinion of counsel to the trustee stating that such consolidation, amalgamation, merger, conveyance, sale, transfer or lease and any supplemental indenture comply with such indenture and that all conditions precedent set forth in such indenture have been complied with.

Upon the assumption of our obligations under each indenture by a successor, we will be discharged from all obligations under such indenture.

As used in the indenture and in this description, the word “Person” means any individual, corporation, company, limited liability company, partnership, limited partnership, joint venture, association, joint-stock company, trust, other entity, unincorporated organization or government or any agency or political subdivision thereof.

Events of Default

“Event of default,” when used in the indentures with respect to debt securities of any series, will mean any of the following:

(1) default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(2) default in the payment of the principal of (or premium, if any, on) any debt security of that series at its maturity;

(3) default in the performance, or breach, of any covenant set forth in Article Ten of the applicable indenture (other than a covenant a default in the performance of which or the breach of which is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(4) default in the performance, or breach, of any covenant in the applicable indenture (other than a covenant set forth in Article Ten of such indenture or any other covenant a default in the performance of which or the breach of which is elsewhere specifically dealt with as an event of default or which has expressly been included in such indenture solely for the benefit of one or more series of debt securities other than that series), and continuance of such default or breach for a period of 120 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the then-outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;

(5) we, pursuant to or within the meaning of any bankruptcy law, (i) commence a voluntary case, (ii) consent to the entry of any order for relief against us in an involuntary case, (iii) consent to the appointment of a custodian of us or for all or substantially all of our property, or (iv) make a general assignment for the benefit of our creditors;

(6) a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against us in an involuntary case, (ii) appoints a custodian of us or for all or substantially all of our property, or (iii) orders the liquidation of us, and the order or decree remains unstayed and in effect for 60 consecutive days;

(7) default in the deposit of any sinking fund payment when due; or

(8) any other event of default provided with respect to debt securities of that series in accordance with provisions of the indenture related to the issuance of such debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or any premium) if it considers the withholding of notice to be in the interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Amendments and Waivers

Subject to certain exceptions, the indentures, the debt securities issued thereunder or any subsidiary guarantees may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the then-outstanding debt securities of each series affected by such amendment or supplemental indenture, with each such series voting as a separate class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with respect to each series of debt securities with the consent of the holders of a majority in principal amount of the then-outstanding debt securities of such series voting as a separate class (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities).

Without the consent of each holder of the outstanding debt securities affected, an amendment, supplement or waiver may not, among other things:

(1) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the applicable indenture, change the coin or currency in which any debt security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date therefor);

(2) reduce the percentage in principal amount of the then-outstanding debt securities of any series, the consent of the holders of which is required for any such amendment or supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with certain provisions of the applicable indenture or certain defaults thereunder and their consequences provided for in the applicable indenture;

(3) modify any of the provisions set forth in (i) the provisions of the applicable indenture related to the holder’s unconditional right to receive principal, premium, if any, and interest on the debt securities or (ii) the provisions of the applicable indenture related to the waiver of past defaults under such indenture;

(4) waive a redemption payment with respect to any debt security; provided, however, that any purchase or repurchase of debt securities shall not be deemed a redemption of the debt securities;

(5) release any guarantor from any of its obligations under its guarantee or the applicable indenture, except in accordance with the terms of such indenture (as amended or supplemented); or

(6) make any change in the foregoing amendment and waiver provisions, except to increase any percentage provided for therein or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holder of each then-outstanding debt security affected thereby.

Notwithstanding the foregoing, without the consent of any holder of debt securities, we, any guarantors and the trustee may amend each of the indentures or the debt securities issued thereunder to:

(1) cure any ambiguity or defect or to correct or supplement any provision therein that may be inconsistent with any other provision therein;

(2) evidence the succession of another Person to us and the assumption by any such successor of our covenants therein and, to the extent applicable, of the debt securities;

(3) provide for uncertificated debt securities in addition to or in place of certificated debt securities; provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in the manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code;

(4) add a guarantee and cause any Person to become a guarantor, and/or to evidence the succession of another Person to a guarantor and the assumption by any such successor of the guarantee of such guarantor therein and, to the extent applicable, endorsed upon any debt securities of any series;

(5) secure the debt securities of any series;

(6) add to the our covenants such further covenants, restrictions, conditions or provisions as we shall consider to be appropriate for the benefit of the holders of all or any series of debt securities (and if such covenants, restrictions, conditions or provisions are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series), to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the applicable indenture as set forth therein, or to surrender any right or power therein conferred upon us; provided, that in respect of any such additional covenant, restriction, condition or provision, such amendment or supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an event of default or may limit the remedies available to the trustee upon such an event of default or may limit the right of the holders of a majority in aggregate principal amount of the debt securities of such series to waive such an event of default;

(7) make any change to any provision of the applicable indenture that does not adversely affect the rights or interests of any holder of debt securities issued thereunder;

(8) provide for the issuance of additional debt securities in accordance with the provisions set forth in the applicable indenture on the date of such indenture;

(9) add any additional defaults or events of default in respect of all or any series of debt securities;

(10) add to, change or eliminate any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

(11) change or eliminate any of the provisions of the applicable indenture; provided that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such amendment or supplemental indenture that is entitled to the benefit of such provision;

(12) establish the form or terms of debt securities of any series as permitted thereunder, including to reopen any series of any debt securities as permitted thereunder;

(13) evidence and provide for the acceptance of appointment thereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee, pursuant to the requirements of such indenture;

(14) conform the text of the applicable indenture (and/or any supplemental indenture) or any debt securities issued thereunder to any provision of a description of such debt securities appearing in a prospectus or prospectus supplement or an offering memorandum or offering circular to the extent that such provision appears on its face to have been intended to be a verbatim recitation of a provision of such indenture (and/or any supplemental indenture) or any debt securities issued thereunder; or

(15) modify, eliminate or add to the provisions of the applicable indenture to such extent as shall be necessary to effect the qualification of such indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or under any similar federal statute subsequently enacted, and to add to such indenture such other provisions as may be expressly required under the Trust Indenture Act.

The consent of the holders is not necessary under either indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment with the consent of the holders under an indenture becomes effective, we are required to mail to the holders of debt securities thereunder a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Legal Defeasance and Covenant Defeasance

Each indenture provides that we may, at our option and at any time, elect to have all of our obligations discharged with respect to the debt securities outstanding thereunder and all obligations of any guarantors of such debt securities discharged with respect to their guarantees (“Legal Defeasance”), except for:

(1) the rights of holders of outstanding debt securities to receive payments in respect of the principal of, or interest or premium, if any, on, such debt securities when such payments are due from the trust referred to below;

(2) our obligations with respect to the debt securities concerning temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities, the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and our and any guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the applicable indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain provisions of each indenture, including certain provisions described in any prospectus supplement (such release and termination being referred to as “Covenant Defeasance”), and thereafter any failure to comply with such obligations or provisions will not constitute a default or event of default. In addition, in the event Covenant

Defeasance occurs in accordance with the applicable indenture, any defeasible event of default will no longer constitute an event of default.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding debt securities on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the debt securities are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date of the debt securities, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no default or event of default shall have occurred and be continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit);

(5) the deposit must not result in a breach or violation of, or constitute a default under, any other instrument to which we are, or any guarantor is, a party or by which we are, or any guarantor is, bound;

(6) such Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable indenture) to which we are, or any of our subsidiaries is, a party or by which we are, or any of our subsidiaries is, bound;

(7) we must deliver to the trustee an officer’s certificate stating that the deposit was not made by us with the intent of preferring the holders of debt securities over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or the creditors of others;

(8) we must deliver to the trustee an officer’s certificate stating that all conditions precedent set forth in clauses (1) through (6) of this paragraph have been complied with; and

(9) we must deliver to the trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications, and exclusions) stating that all conditions precedent set forth in clauses (2), (3) and (6) of this paragraph have been complied with.

Satisfaction and Discharge

Each of the indentures will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of debt securities and certain rights of the trustee, as expressly provided for in such indenture) as to all outstanding debt securities issued thereunder and the guarantees issued thereunder when:

(1) either (a) all of the debt securities theretofore authenticated and delivered under such indenture (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for the payment of which money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation or (b) all debt securities not theretofore delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us, and we have irrevocably deposited or caused to be deposited with the trustee funds, in an amount sufficient to pay and discharge the entire indebtedness on the debt securities not theretofore delivered to the trustee for cancellation, for principal of and premium, if any, and interest on the debt securities to the date of deposit (in the case of debt securities that have become due and payable) or to the stated maturity or redemption date, as the case may be, together with instructions from us irrevocably directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) we have paid all other sums then due and payable under such indenture by us; and

(3) we have delivered to the trustee an officer’s certificate and an opinion of counsel, which, taken together, state that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture have been complied with.

No Personal Liability of Directors, Managers, Officers, Employees, Partners, Members and Shareholders

No director, manager, officer, employee, incorporator, partner, member or shareholder of us or any guarantor, as such, shall have any liability for any of our obligations or those of any guarantors under the debt securities, the indentures, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities, upon our issuance of the debt securities and execution of the indentures, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Denominations

Unless stated otherwise in the prospectus supplement for each issuance of debt securities, the debt securities will be issued in denominations of $1,000 each or integral multiples of $1,000.

Paying Agent and Registrar

The trustee will initially act as paying agent and registrar for the debt securities. We may change the paying agent or registrar without prior notice to the holders of the debt securities, and we may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange debt securities in accordance with the applicable indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a holder to pay any taxes and fees required by law or permitted by the applicable indenture. We are not required to transfer or exchange any debt security selected for redemption. In addition, we are not required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed.

Subordination

The payment of the principal of and premium, if any, and interest on subordinated debt securities and any of our other payment obligations in respect of subordinated debt securities (including any obligation to repurchase subordinated debt securities) is subordinated in certain circumstances in right of payment, as set forth in the subordinated indenture, to the prior payment in full in cash of all senior debt.

We also may not make any payment, whether by redemption, purchase, retirement, defeasance or otherwise, upon or in respect of subordinated debt securities, except from a trust described under “— Legal Defeasance and Covenant Defeasance,” if:

•	a default in the payment of all or any portion of the obligations on any designated senior debt (“payment default”) occurs that has not been cured or waived; or

•

any other default occurs and is continuing with respect to designated senior debt pursuant to which the maturity thereof may be accelerated (“non-payment default”) and, solely with respect to this clause, the trustee for the subordinated debt securities receives a notice of the default (a “payment blockage notice”) from the trustee or other representative for the holders of such designated senior debt.

Cash payments on subordinated debt securities will be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived, and (b) in case of a nonpayment default, the earliest of the date on which such nonpayment default is cured or waived, the termination of the payment blockage period by written notice to the trustee for the subordinated debt securities from the trustee or other representative for the holders of such designated senior debt, the payment in full of such designated senior debt or 179 days after the date on which the applicable payment blockage notice is received. No new payment blockage period may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior payment blockage notice. No nonpayment default in respect of designated senior debt that existed or was continuing on the date of delivery of any payment blockage notice to the trustee for the subordinated debt securities will be, or be made, the basis for a subsequent payment blockage notice unless such default shall have been cured or waived for a period of no less than 90 consecutive days.

Upon any payment or distribution of our assets or securities (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture) in connection with any dissolution or winding up or total or partial liquidation or reorganization of us, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or other marshalling of assets for the benefit of creditors, all amounts due or to become due upon all senior debt shall first be paid in full, in cash or cash equivalents, before the holders of the subordinated debt securities or the trustee on their behalf shall be entitled to receive any payment by or on behalf of us on account of the subordinated debt securities, or any payment to acquire any of the subordinated debt securities for cash, property or securities, or any distribution with respect to the subordinated debt securities of any cash, property or securities. Before any payment may be made by, or on behalf of, us on any subordinated debt security (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the subordinated indenture) in connection with any such dissolution, winding up, liquidation or reorganization, any payment or distribution of our assets or securities, to which the holders of subordinated debt securities or the trustee on their behalf would be entitled, shall be made by us or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution, or by the holders or the trustee if received by them or it, directly to the holders of senior debt or their representatives or to any trustee or trustees under any indenture pursuant to which any such senior debt may have been issued, as their respective interests appear, to the extent necessary to pay all such senior debt in full, in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such senior debt.

As a result of these subordination provisions, in the event of the our liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of our creditors or a marshalling of our assets or liabilities, holders of subordinated debt securities may receive ratably less than other creditors.

Payment and Transfer

Principal, interest and any premium on fully registered debt securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered debt securities may be transferred or exchanged at the office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary (“participants”). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

Payments of the principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Furthermore, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

Governing Law

Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustee

U.S. Bank National Association will be the trustee under the indentures. A successor trustee may be appointed in accordance with the terms of the indentures.

The indentures and the provisions of the Trust Indenture Act incorporated by reference therein will contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (within the meaning of the Trust Indenture Act), it must eliminate such conflicting interest or resign.

A single banking or financial institution may act as trustee with respect to both the subordinated indenture and the senior indenture. If this occurs, and should a default occur with respect to either the subordinated debt securities or the senior debt securities, such banking or financial institution would be required to resign as trustee under one of the indentures within 90 days of such default, pursuant to the Trust Indenture Act, unless such default were cured, duly waived or otherwise eliminated.

DESCRIPTION OF GUARANTEES

As used in this description, the words “we,” “us” and “our” refer to issuer of guarantees, which may be Rowan UK or Rowan Delaware, and not to any of their subsidiaries or affiliates. Each of Rowan UK and Rowan

Delaware may issue guarantees of debt securities and other securities. Each guarantee will be issued under a supplement to an indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following:

•	the securities to which the guarantees apply;

•	whether the guarantees are senior or subordinate to other guarantees or debt;

•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

•	any additional terms of the guarantees.

You should read the particular terms of the guarantee documents, which will be described in more detail in the applicable prospectus supplement. The obligations of a guarantor under any such guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

DESCRIPTION OF WARRANTS

As used in this description, the words “we,” “us” and “our” refer to Rowan UK, and not to any of its subsidiaries or affiliates. We may issue warrants to purchase Class A Ordinary Shares, ordinary shares, preference shares, debt securities or units. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which, and the currency or currencies in which the securities purchasable upon exercise of, such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF SHARE PURCHASE CONTRACTS

As used in this description, the words “we,” “us” and “our” refer to Rowan UK, and not to any of its subsidiaries or affiliates. We may issue share purchase contracts representing contracts obligating holders, subject to the terms of such share purchase contracts, to purchase from us, and us to sell to the holders, a specified or varying number of our Class A Ordinary Shares, preference shares or ordinary shares at a future date or dates. Alternatively, the share purchase contracts may, subject to the terms of such share purchase contracts, obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of Class A Ordinary Shares, preference shares or ordinary shares. The price per share of our Class A Ordinary Shares, preference shares or ordinary shares and number of shares of our Class A Ordinary Shares may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the share purchase contracts.

The applicable prospectus supplement will describe the terms of any share purchase contract. The share purchase contracts will be issued pursuant to documents to be entered into by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

DESCRIPTION OF UNITS

As used in this description, the words “we,” “us” and “our” refer to Rowan UK, and not to any of its subsidiaries or affiliates. As specified in the applicable prospectus supplement, we may issue units consisting of one or more Class A Ordinary Shares, ordinary shares, preference shares, debt securities, guarantees or warrants or any combination of such securities. The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•

the terms of the units and of any of the Class A Ordinary Shares, ordinary shares, preference shares, debt securities, guarantees or warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

We may designate agents to solicit offers to purchase our securities. We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in the applicable prospectus supplement. Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions (including block transactions), at negotiated prices, at a fixed public offering price or at varying prices determined at the time of sale. We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation the underwriters and dealers will receive, in our prospectus supplement. If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that we reach an agreement for the sale of our securities. The obligations of the underwriters to purchase the securities will be subject to certain conditions contained in the underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The underwriters will use a prospectus supplement to sell our securities.

If we use a dealer, we, as principal, will sell our securities to the dealer. The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities. We will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement.

We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. In these situations, no underwriters or agents would be involved. We will describe the terms of our direct sales in the applicable prospectus supplement.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. In connection with the sale of the securities offered by this prospectus, underwriters may receive compensation from us or from the purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions, which will not exceed 7% of the proceeds from the sale of the securities. Any underwriters, dealers or agents will be identified and their compensation described in the applicable prospectus supplement. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Unless otherwise specified in the applicable prospectus supplement, all securities offered under this prospectus will be a new issue of securities with no established trading market, other than the Class A Ordinary Shares, which is currently listed and traded on the New York Stock Exchange. We may elect to list any other class or series of securities on a national securities exchange or a foreign securities exchange but are not obligated to do so. Any Class A Ordinary Shares sold by this prospectus will be listed for trading on the New York Stock Exchange subject to official notice of issuance. We cannot give you any assurance as to the liquidity of the trading markets for any of the securities.

Any underwriter to whom securities are sold by us for public offering and sale may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment transactions involve sales by the underwriters of the securities in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. These activities may cause the price of the securities to be higher than it would otherwise be. The underwriters will not be obligated to engage in any of the aforementioned transactions and may discontinue such transactions at any time without notice.

LEGAL MATTERS

Baker & McKenzie LLP, London, England will be requested to advise us with respect to the validity under English law, if applicable, of any securities that may be offered pursuant to this prospectus. Andrews Kurth LLP, Houston, Texas may also be requested to advise us with respect to the validity under New York law, if applicable, of any securities that may be offered pursuant to this prospectus.

EXPERTS

The consolidated financial statements of Rowan Companies, Inc. and its subsidiaries (the “Company”) incorporated in this prospectus by reference from Rowan Companies plc’s Current Report on Form 8-K dated May 16, 2012, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the Company’s completed sale of its wholly owned manufacturing subsidiary, LeTourneau Technologies, Inc., and land drilling services business on June 22, 2011, and September 1, 2011, respectively, and related to the condensed consolidating financial information of certain subsidiaries and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$

Rowan Companies, Inc.

Rowan Companies plc

    % Senior Notes due 2022

Preliminary Prospectus Supplement

Joint Book-Running Managers

Citigroup	RBC Capital Markets	Wells Fargo Securities

Co-Managers

Barclays	BofA Merrill Lynch	DnB NOR Markets
Goldman, Sachs & Co.	Mitsubishi UFJ Securities	Morgan Stanley

                    , 2012